UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D
                                (Rule 13d-101)

                   Under the Securities Exchange Act of 1934

                            WRT ENERGY CORPORATION
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
                        (Title of Class of Securities)


                                  92931K-40-3
                                 (CUSIP Number)

                                Arthur H. Amron
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
                  (Name, address and telephone number of person
                 authorized to receive notices and communications)

                                  July 11, 1997
             (Date of event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ].

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Management LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
          AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  2,309,362
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  2,309,362
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,309,632
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                         [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            11.4%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
            00
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Spectrum Investors LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Spectrum Advisors, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Special Situations 1996, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
             (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  []
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 786,481
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 786,481
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 786,481
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   3.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                        PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Special Situations 1996 Institutional, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  []
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 131,322
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 131,322
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 131,322
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                  0.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Advisors, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  []
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 953,056
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 953,056
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 953,056
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                  4.7%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford-Euris Special Situations 1996, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 223,825
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                223,825
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
               223,825
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
               1.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford-Euris Advisors, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 223,825
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 223,825
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 223,825
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 1.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Special Situations 1996, Limited
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
             (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 35,356
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 35,356
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 35,356
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.2%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       CO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Partners II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 941,870
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 941,870
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 941,870
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 4.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Corporation
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 941,870
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 941,870
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                941,870
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 4.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       CO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Overseas Partners I, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 175,814
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 175,814
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 175,814
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Limited
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 175,814
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 175,814
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 175,814
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       CO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Charles E. Davidson
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States of America
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 2,309,362
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 2,309,362
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,309,362
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 11.4%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Joseph M. Jacobs
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States of America
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 2,309,362
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 2,309,362
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,309,362
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 11.4%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  SECURITY AND ISSUER.

          This statement on Schedule 13D (the "Statement") is filed with the Securities and Exchange Commission (the "Commission") by persons named in Item 2 below and relates to the common stock, par value $.01 per share ("Common Stock"), of WRT Energy Corporation, a Delaware corporation ("WRT"). WRT's principal executive offices are located at 3303 FM 1960 West, Suite 460, Houston, Texas 77068

ITEM 2.     IDENTITY AND BACKGROUND.

          This statement is being filed by (a) Wexford Management LLC, a Connecticut limited liability company ("Wexford Management"), (b) Wexford Special Situations 1996 Limited, a Cayman Islands company ("Wexford Cayman"),
(c) Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford Spectrum"), (d) Wexford Special Situations 1996, L.P. and Wexford Special Situations 1996 Institutional, L.P., each a Delaware limited partnership (the "Special Funds"), (e) Wexford-Euris Special Situations 1996, L.P., a Delaware limited partnership ("Wexford-Euris"), (f) Wexford Capital Partners II, L.P., a Delaware limited partnership ("Wexford Capital"),(g) Wexford Overseas Partners I, L.P., a Cayman Islands limited partnership ("Wexford Overseas" and together with the Special Funds, Wexford-Euris, and Wexford Capital, the "Wexford Funds"), (h) Wexford Advisors, LLC, a Delaware limited liability company (the "Special General Partner"), (i) Wexford-Euris Advisors, LLC, a Delaware limited liability company (the "Euris General Partner"), (j) Wexford Spectrum Advisors, LLC, a Delaware limited liability company ("Wexford Advisors"), (k) Wexford Capital Corporation, a Delaware corporation (the "Wexford Capital General Partner"), (l) Wexford Capital Limited, a Cayman Islands company (the "Wexford Overseas General Partner"),
(m) Charles E. Davidson and (n) Joseph M. Jacobs (the individuals and entities referred to above, collectively, the "Reporting Persons") with respect to shares of Common Stock beneficially owned by the Reporting Persons.

          Wexford Management serves as investment manager to the Wexford Funds, as manager to Wexford Spectrum and as investment sub-advisor to Wexford Cayman. Wexford Management's principal business and office address is 411 West Putnam Avenue, Greenwich, CT 06830. As the investment manager, manager or sub-advisor, as the case may be, to the Wexford Funds, Wexford Spectrum and Wexford Cayman, Wexford Management has full power and authority to supervise those entities' investments and cause those entities to purchase or sell any asset and enter into any other investment related transaction, including lending securities, exercising control over a company and exercising voting or approval rights.

          Wexford Spectrum is a limited liability company, the members of which are Wexford Spectrum Fund I, L.P. and Wexford Spectrum Fund II, L.P., each a Delaware limited partnership, and Wexford Offshore Spectrum Fund, a Cayman Islands exempted company. Wexford Advisors is the general partner of Wexford Spectrum Fund I, L.P. and Wexford Spectrum Fund II, L.P. Charles E. Davidson is the manager of Wexford Spectrum. The principal business and office address of Wexford Spectrum is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830.

          The Wexford Funds, Wexford Spectrum and Wexford Cayman are private investment funds organized for the purpose of seeking capital appreciation and interest and dividend income through investments in companies, securities, other financial instruments, real estate and related derivative instruments and mortgages, and any and all other types of investments determined as appropriate by their respective general partners and members, as the case may be. Their principal usiness and office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830 (in the case of the Wexford Funds and Wexford Spectrum) and c/o Hemisphere Fund Managers Limited, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, B.W.I. (in the case of Wexford Cayman).

          The principal business and activity of each of the Special General Partner, the Euris General Partner, the Wexford Capital General Partner and the Wexford Overseas General Partner is to act as general partner of the Special Funds, Wexford-Euris, Wexford Capital and Wexford Overseas, respectively. In addition, the Special General Partner acts as the investment advisor to Wexford Cayman and, in such, capacity, has the power and authority similar to Wexford Management's in its capacity as the investment advisor to the Wexford Funds. Their principal business and office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich, CT 06830.


	    The principal business and activity of Wexford Advisors is to act as the general partner of Wexford Spectrum Fund I, L.P. and Wexford Spectrum Fund II, L.P. The principal business and office address of Wexford Advisors is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich, CT 06830.

          Charles E. Davidson is chairman and a controlling member of each of Wexford Management, the Special General Partner and the Euris General Partner, and is the president and sole director of the Wexford Capital General Partner. In addition, Mr. Davidson is the Chairman of Wexford Advisors and the president and a director of the Wexford Overseas General Partner. Mr. Davidson owns 48.05% of Wexford Management, 49% of each of the Euris General Partner, the Special General Partner and the Wexford Capital General Partner, and 25% of Wexford Advisors. Mr. Davidson also is a member of the board of directors of WRT. His principal business and office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830. Mr. Davidson is a citizen of the United States of America.

          Joseph M. Jacobs is president, managing member and a controlling member of Wexford Management, a director of Wexford Cayman and president of the Special General Partner, the Euris General Partner and Wexford Advisors. Mr. Jacobs is also a vice president of the Wexford Capital General Partner. Mr. Jacobs owns 48.05% of Wexford Management and 49% of each of the Special General Partner, the Euris General Partner and the Wexford Capital General Partner. Mr. Jacobs also owns 25% of Wexford Advisors. His principal business and office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830. Mr. Jacobs is a citizen of the United States of America.

          Christopher Wetherhill is a director and president of Wexford Cayman. His principal business and office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Great Britain.

          Patralea Robinson is a director of Wexford Cayman. His principal business and office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Great Britain.

          Thomas S. Healy is a director and treasurer of Wexford Cayman. His principal business and office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Ireland.

          Stuart Drake is a director of Wexford Cayman. Her principal business and office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Great Britain.

          Madeline Reape is Wexford Cayman. Her principal business and office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Bermuda.

          None of the persons referred to in this Item 2 has, during the last five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          The aggregate number of shares of Common Stock purchased and the net investment cost of such Common Stock is as follows:

                                 Aggregate Number
                                   of Shares of
Reporting Person                   Common Stock          Net Investment Cost

Wexford Special Situations
  1996, L.P.                          786,481                2,750,656
Wexford Special Situations 1996
  Institutional, L.P.                 131,322                  455,557
Wexford Special Situations
  1996, Limited                        35,356                  122,753
Wexford-Euris Special Situations
  1996, L.P.                          223,825                  788,484
Wexford Spectrum Investors LLC         14,694                   69,161
Wexford Capital Partners II, L.P.     941,870                3,559,120
Wexford Overseas Partners I, L.P.     175,814                  664,490
     Total                          2,309,362               $8,410,221

     The Common Stock was purchased with the working capital contributed by the Wexford Funds, Wexford Spectrum and Wexford Cayman in the amounts set forth opposite their names.

ITEM 4.  PURPOSE OF TRANSACTION.

           The purpose of the acquisition of the Common Stock by the Reporting Persons is for investment. The Reporting Persons reserve the right to buy additional securities of the Issuer or sell securities of the Issuer from time to time. The Reporting Persons have no present plans or proposals which relate to, or could result in, any of the actions enumerated in paragraphs (a) through (j) of Item 4 of the instructions to Schedule 13D. Such entities and persons may, at any time and from time to time, review or reconsider their position with respect to the Issuer, and formulate plans or proposals with respect to any of such matters, but have no present intention of doing so.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

           The Reporting Persons may be deemed to own beneficially the respective percentages and numbers of outstanding shares of Common Stock set forth below (on the basis of 20,276,257 shares of Common Stock of WRT outstanding, which, based upon certain publicly available information, is the number of shares outstanding as of July 16, 1997).


     A.      Wexford Management LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage:  11.4%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 2,309,362
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition
                     2,309,362
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Management in connection with the Common Stock during the past 60 days.
          (d) Wexford Management may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     B.   Wexford Special Situations 1996, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  3.9%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote:  786,481
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                          786,481
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Special Situations 1996, L.P. in connection with the Common Stock during the past 60 days.
          (d) Wexford Special Situations 1996, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


     C.   Wexford Special Situations 1996 Institutional, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  131,322
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                          131,322
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Special Situations 1996 Institutional, L.P. in connection with the Common Stock during the past 60 days.
          (d) Wexford Special Situations 1996 Institutional, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     D.     Wexford Advisors, LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.7%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  953,056
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                          953,056
          (c)  No transactions during the past 6O days.
          (d) The Special General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


     E.   Wexford Special Situations 1996, Limited

          (a)  Aggregate number of shares of Common Stock beneficially owned:
               Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  35,356
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                       35,356
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Cayman in connection with the Common Stock during the past 60 days.
          (d) Wexford Cayman may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     F.   Wexford-Euris Special Situations 1996, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage: 1.1%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 223,825
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                    223,825
          (c) Other than as reported in item 3 above, there were no transactions by Wexford-Euris in connection with the Common Stock during the past 60 days.
          (d) Wexford-Euris may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     G.   Wexford-Euris Advisors, LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 1.1%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 223,825
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     223,825
          (c)  No transactions during the past 60 days.
          (d) The Euris General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     H.   Wexford Spectrum Investors LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote: 14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Spectrum in connection with the Common Stock during the past 60 days.
          (d) Wexford Spectrum may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


     I.   Wexford Spectrum Advisors, LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.1%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote:  14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c)  No transactions during the past 60 days.
          (d) The Spectrum General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


     J.  Wexford Capital Partners II, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  941,870
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                       941,870
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Capital in connection with the Common Stock during the past 60 days.
          (d) Wexford Capital may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


     K.     Wexford Capital Corporation

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  941,870
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                      941,870
          (c)  No transactions during the past 60 days.
          (d) The Wexford Capital General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     L.   Wexford Overseas Partners I, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.9%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  175,814
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                      175,814
          (c) Other than as reported in item 3 above, there were no transactions by Wexford Overseas in connection with the Common Stock during the past 60 days.
          (d) Wexford Overseas may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     M.     Wexford Capital Limited

         (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.9%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  175,814
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     175,814
          (c)  No transactions during the past 60 days.
          (d) The Wexford Overseas General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


      N.   Charles E. Davidson

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage: 11.4%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 2,309,362
               3.  Sole power to dispose or to direct the disposition:  None
               4.  Shared power to dispose or to direct the disposition:
                     2,309,362
          (c) Other than as reported in item 3 above, there were no transactions by Mr. Davidson in connection with the Common Stock during the past 60 days.
          (d) Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     O.   Joseph M. Jacobs

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage: 11.4%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote:  2,309,362
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     2,309,362
          (c) Other than as reported in item 3 above, there were no transactions by Mr. Jacobs n connection with the Common Stock during the past 60 days.
          (d) Mr. Jacobs may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

          Wexford Management may, by reason of its status as investment manager to the Wexford Funds, manager to Wexford Spectrum and investment sub-advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum and Wexford Cayman possess beneficial ownership.

          The Special General Partner may, by reason of its status as general partner of the Special Funds, be deemed to own beneficially the Common Stock of which the Special Funds possess beneficial ownership. The Special General Partner may, by reason of its status as the investment advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which Wexford Cayman possesses beneficial ownership.

          The Euris General Partner may, by reason of its status as the general partner of Wexford-Euris, be deemed to own beneficially the Common Stock of which Wexford-Euris possesses beneficial ownership.

          The Wexford Capital General Partner may, by reason of its status as general partner of Wexford Capital, be deemed to own beneficially the Common Stock of which Wexford Capital possesses beneficial ownership.

          The Wexford Overseas General Partner may, by reason of its status as general partner of Wexford Overseas, be deemed to own beneficially the Common Stock of which Wexford Overseas possesses beneficial ownership.

          Wexford Advisors may, by reason of its status as a general partner of Wexford Spectrum Fund I, L.P. and Wexford Spectrum II, L.P., be deemed to own beneficially the Common Stock of which Wexford Spectrum possesses beneficial ownership.

	    Each of Charles E. Davidson and Joseph M. Jacobs may, by reason of his status as a controlling person of Wexford Management, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum and Wexford Cayman possess beneficial ownership.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          None of the persons identified in Item 2 above is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Issuer, except to the extent described in Item 2 and Item 5 of this Statement.


ITEM 7.  ITEMS TO BE FILED AS EXHIBITS.

          There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.




                                 SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

Dated:  July 21, 1997


                               WEXFORD MANAGEMENT LLC

                                    By:  /s/ Arthur H. Amron
                                        --------------------
                                    Name     Arthur H. Amron
                                    Title:  Senior Vice President

                               WEXFORD SPECIAL SITUATIONS 1996, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Chairman

                              WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL,
                                 L.P.
                              By:     Wexford Management LLC, its investment
                                      manager


                                       By:  /s/ Arthur H. Amron
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                              WEXFORD-EURIS SPECIAL SITUATIONS, L.P.
                              By:     Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President

                              WEXFORD SPECIAL SITUATIONS 1996, LIMITED
                              By: Wexford Management LLC, its investment sub-advisor



                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                              WEXFORD SPECTRUM INVESTORS LLC
                              By:     Wexford Management LLC, its manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                              WEXFORD CAPITAL PARTNERS II, L.P.
                              By:     Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                             WEXFORD OVERSEAS PARTNERS I, L.P.
                             By:     Wexford Management LLC, its investment
                                     manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                              WEXFORD ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                              WEXFORD-EURIS ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                              WEXFORD SPECTRUM ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                              WEXFORD CAPITAL CORPORATION
                              By:     Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                             WEXFORD CAPITAL LIMITED
                             By:     Wexford Management LLC, its investment
                                     manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                                      /s/ Charles E. Davidson
                                      -----------------------
                                      Charles E. Davidson

                                      /s/ Joseph M. Jacobs
                                      --------------------
                                      Joseph M. Jacobs

                                                          EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13d-1(f)(1)
                           ----------------------------


          The undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of the undersigned and that any subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledges that he shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate.

Dated:  July 21, 1997



                               WEXFORD MANAGEMENT LLC

                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title:  Senior Vice President

                              WEXFORD SPECIAL SITUATIONS 1996, L.P.
                              By:     Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Chairman

                              WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL,
                                L.P.
                              By:     Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                              WEXFORD-EURIS SPECIAL SITUATIONS, L.P.
                              By:     Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President

                              WEXFORD SPECIAL SITUATIONS 1996, LIMITED
                              By:     Wexford Management LLC, its investment
                                     sub-advisor


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                              WEXFORD SPECTRUM INVESTORS LLC
                              By:     Wexford Management LLC, its manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                             WEXFORD CAPITAL PARTNERS II, L.P.
                             By:     Wexford Management LLC, its investment
                                     manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                             WEXFORD OVERSEAS PARTNERS I, L.P.
                             By:     Wexford Management LLC, its investment
                                     manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                               WEXFORD ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD-EURIS ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD SPECTRUM ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                                WEXFORD CAPITAL CORPORATION
                                By:     Wexford Management LLC, its investment
                                        manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President

                               WEXFORD CAPITAL LIMITED
                               By:     Wexford Management LLC, its investment
                                       manager


                                      By:  /s/ Arthur H. Amron
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President


                                      /s/ Charles E. Davidson
                                      -----------------------
                                     Charles E. Davidson

                                     /s/ Joseph M. Jacobs
                                     --------------------
                                     Joseph M. Jacobs